CONFORMED COPY



                                   VIACOM INC.


                                September 6, 1999


Sumner M. Redstone
The Carlyle Hotel
Suite 3201
35 East 76th Street
New York, New York 10021


Dear Mr. Redstone:

                  This is to confirm our agreement that, effective as of the Effective Time (as defined in the Agreement and Plan of Merger (the "Merger Agreement") between Viacom Inc. ("Viacom") and CBS Corporation ("CBS"), dated as of the date hereof) (the "Effective Date"), you shall be paid the following compensation by Viacom, in addition to any compensation, benefits and perquisites you have heretofore received from Viacom.

                  As the sole compensation for services to be rendered by you in all capacities to Viacom, its subsidiaries and affiliates, you will receive the following compensation.

                  (a) Salary: For all the services rendered by you in any capacity to Viacom, its subsidiaries and affiliates, Viacom agrees to pay you a base salary at the rate of $1,000,000 per annum ("Salary"), payable in accordance with Viacom's then effective payroll practices.

                  (b) Bonus Compensation: In addition to your Salary, you shall be entitled to receive bonus compensation for each of the calendar years during your employment with Viacom, determined and payable as follows ("Bonus"):

                  (i) Your Bonus for each of the calendar years during your employment with Viacom will be based upon a measurement of performance against objectives in accordance with Viacom's Short-Term Incentive Plan and its Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (collectively, the "STIP"), which objectives shall be no less favorable to you than the objectives used to determine the amount of bonus payable to any other executive of Viacom whose bonus is based in


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Sumner M. Redstone                      2                      September 6, 1999



                           whole or in part on corporate performance and who participates in the STIP.

                  (ii) Your Target Bonus and Maximum Bonus opportunity for each calendar year (prorated for calendar year 2000 by multiplying such amount by a fraction, the numerator of which is the number of days in 2000 following the Effective Date, and the denominator of which is 365) during your employment with Viacom shall be as follows:

                           Year              Target               Maximum
                           --------------    ----------------     -----------
                           2000              $5,000,000           $10,000,000

                           2001              $5,500,000           $11,000,000

                           2002              $6,050,000           $12,100,000

                           2003 and          $6,655,000           $13,310,000
                           thereafter

                  (iii) Your Bonus for any calendar year shall be payable by February 28 of the following year.

                  (c) Deferred Compensation: In addition to your Salary and Bonus, you shall earn, in respect of calendar year 2000 and each calendar year thereafter during your employment with Viacom, an additional amount ("Deferred Compensation"), the payment of which (together with the return thereon as provided in this paragraph (c)) shall be deferred until January of the first calendar year following the year in which you cease to be an "executive officer" of Viacom, as defined for purposes of the Securities Exchange Act of 1934, as amended. The amount of Deferred Compensation for calendar year 2000 shall be $2,000,000, prorated by multiplying such amount by a fraction, the numerator of which is the number of days in 2000 following the Effective Date, and the denominator of which is 365. The amount of Deferred Compensation for calendar years 2001 through 2003 shall be subject to annual increases each January 1st, commencing January 1, 2001, in an amount equal to 10% of the sum of your Salary and Deferred Compensation for the preceding year. Deferred Compensation shall be credited to a bookkeeping account maintained by Viacom on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the excess 401(k) plan of Viacom (as such plan may be amended from time to time) is determined or, if you do not participate in such plan, with a return to be mutually agreed by the Company and you. Viacom's obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph (c)) shall be an unfunded obligation to be satisfied from the general funds of Viacom.


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Sumner M. Redstone                     3                       September 6, 1999


                  (d) Grant: You will be awarded a grant (the "Grant") under Viacom's 1997 Long-Term Management Incentive Plan (the "1997 LTMIP") of stock options to purchase 2,000,000 shares of Viacom's Class B Common Stock, effective as of the Effective Date, with an exercise price equal to the fair-market value of Viacom's Class B Common Stock on the date of the Grant. The Grant shall vest in three equal installments on the first, second and third anniversaries of the Effective Date. Such stock options shall be subject to terms identical in all material respects to those applicable to the grant to be made to Mr. Karmazin as of the Effective Date.

                  If you agree with the foregoing terms, please execute this letter in the space provided below and return a copy to the undersigned.


                                               VIACOM INC.


                                               By: /s/ Philippe P. Dauman
                                                   ------------------------
                                                   Philippe P. Dauman
                                                   Deputy Chairman



ACCEPTED AND AGREED:

/s/ Sumner M. Redstone
------------------------
Sumner M. Redstone
September 6, 1999